Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

BRENMILLER ENERGY LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value per share	(1)	Other	1,672,536	$	$3,487,237.56	0.0001531	$533.90

Total Offering Amounts:							$3,487,237.56		533.90
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$533.90

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the plan to which this Registration Statement relates.

The fee is based on the number of Ordinary Shares which may be issued under the Registrant’s 2013 Global Incentive Option Scheme, as amended, this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of Brenmiller Energy Ltd.’s Ordinary Shares as reported on the Nasdaq Capital Market on September 3, 2025.